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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


            Name of                   State of                  Doing
          Subsidiary                Organization             Business As
          ----------                ------------             -----------
Kneeling Elephant Records, LLC       California        Kneeling Elephant Records
The Ultimate Band List, LLC          California                The UBL*
ARTISTdirect New Media, LLC          California         ARTISTdirect New Media
ARTISTdirect Agency, LLC             California          ARTISTdirect Agency
ARTISTdirect Holdings, LLC           California         ARTISTdirect Holdings
ARTISTdirect International
  Holdings, LLC
ARTISTdirect Latin America, LLC

* iMusic, Inc. is a wholly owned subsidiary of the Ultimate Band List, LLC.